Exhibit 3.8

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78,
78A, 80, 81, 82, 84, 86, 87, 87A, 88,
88A, 89 AND 92A)

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1.      The name of the entity for which correction is being made:

Organicell Regenerative Medicine, Inc. (f/k/a Biotech Products Services and Research, Inc.)

Entity E0,118942011 9

2.      Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation to amend Article 1 (name change) and Article III (authorized shares).

3.      Filing date of the original document for which correction is being made: 05/21/2018

4.      Description of the inaccuracy or defect:

Article III amendment - this Article should not be amended.

5.      Correction of the inaccuracy or defect:

Article III is not amended. Remove Article III amendment from Certificate of Amendment to Articles. Only Article 1 is amended to change the name of the company.

6. Signature:

	Chief Financial Officer	06-18-2018
Authorized Signature	Title*	Date

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.